Exhibit 11.1

Code of E thi c s

Table of Contents 1. CEO Message 2. Introduction 3. Scope 4. Individual Responsibility 5. Relationships 6 6. Integrity 7. Transparency 8. Accountability 9. Diversity 10. Respect 11. Decisions 12. Sanctions 13. Communication and Whistleblowing Channels 14. Did You Know?

Dear all, We are part of a global ﬁnancial group, Banco Santander, which brings with it solidity and tradi ೦ on, alongside a strong organiza ೦ onal culture that believes in transforming business and society through sustainable and trustworthy bonds. At Getnet, we also believe that strong rela ೦ onships are predicated on principles of ethical conduct. Given the complexity, speed, and intense level of compe ೦೦ on in the market in which we operate, we are personally commi ೦ ed to safeguarding and enhancing our company's reputa ೦ on. Our Code of Ethics was cra ೦ ed to mirror our cultural iden ೦ ty, guiding us in our Way of Being and Doing and reﬂec ೦ ng the company's integrity with regard to ethical and fair rela ೦ onships with customers, shareholders, partners, and colleagues, as well as with society at large. I trust each of you to understand, comply with, and share our ﬁve principles of ethical conduct: Integrity, Transparency, Accountability, Diversity, and Respect. We are aware that our success is con ೦ ngent upon the individual a ೦ tude of each one of us. Have a pleasant reading. Pedro Coutinho CEO Message

Getnet's Code of Ethics directs, instructs, and guides me. It provides me with a pattern of behavior that broadens my perspective. By comprehending this Code, I am capable of acting autonomously while adhering to the ethical standards in which I believe and that the company I work for expects of me. Introduction

The Code of Ethics is rooted in our Mission, Vision, and Values, as well as our Way of Being and Doing. It is a set of ethical principles that must govern the actions of all employees and controlled companies in a consistent and comprehensive manner across all relationships. S c ope

It is my responsibility to be aware of and fulfill my obligations ; When I know what is right or wrong, I have the autonomy to act . I feel free to grow, contribute to strengthen the culture and build, more and more, trusting relationships. I am proud to be part of an organization that is constantly striving to do the right thing, knowing that we are not perfect. Five principles underpin the Code of Ethics. Five distinct lines of conduct that fit in the palm of my hand. And it is entirely within my power to make this institution an increasingly upright, respectful, transparent, diverse and responsible place. We will work TOGETHER to enjoy the excellent results that Getnet will achieve, guided by its ethical principles and values. Individual Responsibility

Relationships The public sector, coworkers, customers, family, friends, opinion makers, shareholders, society, the market, regulators, suppliers and competitors. I interact with a variety of audiences on a daily basis as I perform my duties. The Code must inspire and govern my actions for me to act consistently. In keeping with Getnet's culture, I earn the trust, respect, and credibility of those around me. Ethics can be found across a range of situations throughout our everyday lives, both inside and outside the workplace. Ethics derives from each individual's character and guides our conduct.

P rinciples 4 3 1 INTEGRITY 2 Transparency ACCOUNTABILITY Diversity 5 RESPECT

Integrity Integrity is predicated on honesty and sincerity, and it should not be condi ೦ oned upon personal gain or advantage. Upstanding and honorable people protect their reputa ೦ on, ac ೦ ng ethically and morally. They are always very transparent, clear, and precise in how they carry out their du ೦ es. Their interac ೦ ons with coworkers, partners, suppliers, customers, regulators, and public agents are governed by best market prac ೦ ces and abide by the law.

Examples of expected conduct

01. Maintain the confidentiality and privacy of all company information, as well as customer and supplier operations;
02. Analyze and mitigate risks before engaging in any business or action;
03. Communicate simply and plainly, emphasizing existing rights, obligations, and risks;
04. Understand customer needs and recommend financial and technological solutions that meet their interests without harming our business;
05. Make decisions objectively, free from prejudice or individual bias;
06. Never allow personal interests to take precedence over Getnet's in any relationship;
07. Whenever in doubt, seek advice from the Legal and/or Compliance departments prior to acting.

Examples of unacceptable conduct

01. Failure to communicate conflict or non-compliance with our principles of conduct to the immediate manager and/or the available Whistleblowing Channel;
02. Accept any value, gift, or giveaway in violation of Getnet's policies;
03. Offer or accept any form of payment or gift from authorities, businesses/public service agents, individuals associated with this sector, suppliers, and partners;
04. Influence, prevent or defraud the competitive nature of a bidding or service hiring process;
05. In any contacts with fellow competitors, agree on a price, share the market, or commit any act that could jeopardize free competition and business integrity;
06. Share information obtained in the workplace with audiences who should not have access to it, while always observing the information's classification;
07. Conduct and formalize the sale of products and solutions without the customer's or Getnet's due authorization and knowledge;
08. Inappropriate use of doctor's notes.

Expected conduct. Consider the following scenario: Two long ೦ me friends reconnect in a restaurant a ೦ er not seeing each other for a long ೦ me. One of them works for Getnet. HI, RENATA! LONG TIME NO SEE. ARE YOU STILL WORKING AT GETNET? HI, GUSTAVO. EVERYTHING IS FINE. I'M STILL AT GETNET. UNFORTUNATELY, I CAN'T BECAUSE IT GOES AGAINST GETNET'S CODE OF ETHICS, WHICH PROTECTS CONFIDENTIAL CUSTOMER INFORMATION. THAT'S GREAT! I'VE HEARD THAT THE GLOBAL SUPERMARKET IS ONE OF YOUR CUSTOMERS. I'D LIKE TO SEND MY PORTFOLIO TO THEIR COMMERCIAL MANAGER. COULD YOU GIVE ME THEIR E - MAIL AND PHONE NUMBER? GOOD LUCK, GUSTAVO! OH, I SEE. NO PROBLEM.

WHAT'S UP, THIAGO? I'M LOOKING FOR A JOB IN FINANCE. IS YOUR COMPANY A GOOD PLACE TO WORK? LOOK RICARDO, SEE IF YOU CAN FIND ANOTHER OPTION ON THE MARKET. SO YOU DON'T RECOMMEND THAT I SEND THEM MY RESUME? NO WAY, MAN. IT'S THE WORST COMPANY I'VE EVER WORKED FOR! Inappropriate conduct. Consider the following scenario: Two former coworkers meet and talk about the market.

Transparency is telling the truth, even if it does not please everyone. Being transparent means providing others with the informa ೦ on they need to perform their du ೦ es or ac ೦ vi ೦ es, while also ensuring the integrity of that informa ೦ on. It is promising only what you can deliver and accep ೦ ng responsibility for every word spoken and a ೦ tude displayed (no ma ೦ er how small). It is doing everything clearly, with no hidden agendas and without hiding risks. A transparent rela ೦ onship fosters a trus ೦ ng environment and beneﬁts everyone, thereby making our business more sustainable.

Examples of expected conduct:

01. Provide objective treatment to demands originated from the Whistleblowing Channel, allowing for the information to be easily and properly understood;
02. Be impartial in all workplace relationships;
03. Be unbiased in the selection of suppliers, employees, and partners, ensuring that the same criteria and information are used for free and fair competition;
04. Present needed information in a clear and accurate manner, enabling customers, suppliers, and partners to make informed decisions independently;
05. Report employees if you witness suspicious behavior, such as facilitating employee and/or third-party access by using your ID card.

Examples of unacceptable conduct:

01. Utilize and disseminate information derived from unreliable or unverified sources;
02. Omit relevant information for internal, customer, shareholder, supplier, and partner decision making;
03. Use privileged information to gain advantage;
04. Failure to disclose the degree of kinship and/or direct or indirect involvement in product and service supplier relations;
05. Failure to disclose the degree of kinship in hiring situations involving direct or indirect subordination;
06. Failure to disclose intimate relationships between employees with direct reporting and/or who work in the same department;
07. Provide incomplete feedback to a team member, focusing exclusively on positive or negative features that are inconsistent with reality.

HELLO, I'D LIKE TO BUY A GETNET POS MACHINE BECAUSE I'VE HEARD THAT I CAN ADVANCE RECEIVABLES WITHOUT PAYING THE MDR CHARGE. IT'S GREAT THAT YOU WANT TO WORK WITH US. HOWEVER, THIS INFORMATION IS INACCURATE. A FEE IS CHARGED FOR ADVANCES ON RECEIVABLES. BUT THAT'S NOT WHAT I WAS TOLD ... I SEE. THEN I'D LIKE TO EXPLAIN ALL OF OUR SOLUTIONS AND PRODUCTS THAT WILL MAKE IT EASIER FOR YOU TO MANAGE YOUR BUSINESS, WHICH WILL ALLOW YOU TO MAKE THE BEST DECISION. Expected conduct. Consider the following scenario: Customer interested in hiring Getnet's services.

Expected conduct. Consider the following scenario: Sharing conﬁden ೦ al internal informa ೦ on. HAVE YOU HEARD ABOUT SERGIO'S PROMOTION? YES, I HAVE. IT HAPPENED LAST WEEK. AND HOW MUCH IS HE MAKING NOW? I DON'T KNOW, BUT I HAVE ACCESS TO THE SYSTEM AND I'M GOING TO CHECK IT OUT. I'LL TELL YOU LATER.

Accountability It is safeguarding the business, the conﬁden ೦ ality of its informa ೦ on, and its market reputa ೦ on. Being accountable entails being aware of and accep ೦ ng the consequences of our ac ೦ ons and words. It is fulﬁlling our role by gathering all the informa ೦ on required to properly do our jobs. It is grasping the fact that everything we do has an impact on and/or contributes to the whole. It is adhering to internal policies, standards, and controls while clearly acknowledging that we are Getnet's representa ೦ ves in all our ac ೦ ons. It is delivering on our promises. It is applying fair criteria to customers, shareholders, coworkers, suppliers, and society.

Protect Getnet's and the Santander Group's brand and image in the workplace, on social media, and in other external forums; Preserve the integrity of Getnet's ﬁnancial, physical, and intellectual resources, as well as those of its shareholders and employees; Preserve the integrity of customers', suppliers', and partners' ﬁnancial resources; Respect the guidelines, procedures, and working hours outlined in your employment contract; Comply with the roles and responsibili ೦ es assigned to my posi ೦ on, mee ೦ ng agreed - upon deadlines and ensuring the quality of my ac ೦ vi ೦ es; U ೦ lize beneﬁts responsibly (transporta ೦ on vouchers, parking, food vouchers, health insurance, dental insurance, corporate card, and other beneﬁts); Maintain a professional and respec ೦ ul demeanor toward coworkers, regardless of any par ೦ cular dissent or disagreement; Refrain from making una ೦ ainable promises to internal and/or external customers. When serving external customers, strictly adhere to the rights set forth in the Consumer Protec ೦ on Code. Sign and formalize contracts and related documents on the customer's behalf; Share personal passwords and system access; U ೦ lize your posi ೦ on at Getnet to grant anyone advantages or privileges at the expense of the rules ; Make use of Getnet's or customer's resources for personal beneﬁt; Speak in the media, at conferences, universi ೦ es, or other external events on behalf of the Santander Group or Getnet without authoriza ೦ on from both the Vice President of your area and the Business and Marke ೦ ng Vice President; Failure to follow proper KYC procedures during the registra ೦ on process and failure to report suspicious ac ೦ vity to your manager and/or the Compliance department; Perform academic research involving informa ೦ on from Getnet or the Santander Group without prior approval from all levels: Immediate Manager / Department Vice President / Compliance; U ೦ lize social media to make posts that could be detrimental to the ins ೦ tu ೦ on, its customers, or yourself . Examples of expected conduct Examples of una c c ep t able conduct:

HELLO! GOOD MORNING. WHAT CAN I DO FOR YOU TODAY, SIR? I'M UNHAPPY WITH YOUR SERVICE. I'M TRYING TO GET A R$ 15,000 ADVANCE ON RECEIVABLES VIA THE GETNET APP, BUT I'M NOT SUCCEEDING. OK, GOT IT. ACTUALLY, THE MAXIMUM AMOUNT FOR RECEIVABLES PREPAYMENT VIA THE APP OR THE POS DEVICE IS R$ 10,000. ALL TRANSACTIONS OVER THIS AMOUNT MUST BE DONE THROUGH US AT THE RELATIONSHIP CENTER. OH, I DIDN'T KNOW ABOUT THAT. THANK YOU FOR EXPLAINING. THEN I'D LIKE TO REQUEST A R$ 15,000 ADVANCE. SURE. PLEASE WAIT A MINUTE AS WE WILL BEGIN THE PROCESS RIGHT AWAY. Expected conduct. Consider the following scenario: At the Customer Rela ೦ onship Center, a representa ೦ ve receives a customer complaint.

HELLO, DOCTOR! I AM EXPERIENCING PAIN IN MY EYES. BASED ON WHAT I RESEARCHED ONLINE, I BELIEVE IT IS PINK EYE. THAT DOESN'T APPEAR TO BE THE CASE. LET'S GO THROUGH A COMPLETE EXAMINATION TO DETERMINE WHAT'S BOTHERING YOU. DEPOIS DOS EXAMES... I CAN SEE FROM THE EXAMS THAT YOU ARE STRONG AND HEALTHY. THERE IS NO REASON FOR CONCERN. MOST LIKELY IT IS JUST FATIGUE. ARE YOU SURE? EVEN SO, COULDN'T YOU GIVE ME A THREE - DAY SICK NOTE? IT REALLY WON'T BE NECESSARY. AND I ASK YOU NOT TO INSIST. Inappropriate conduct. Consider the following scenario: Employee visits a doctor from the health insurance provider, complaining of eye pain.

Diversity Diversity is the value derived from diﬀerences in culture, origin, physical and mental abili ೦ es, ideas, color, ethnicity, religion, sexual orienta ೦ on, socioeconomic status, gender, and educa ೦ on. It is believing that these diﬀerences make Getnet a be ೦ er, more accessible, and complete company. It means providing opportunity to everyone on a meritocra ೦ c basis and ensuring that each person develops their best talents within the possibili ೦ es of their individual characteris ೦ cs. It is recognizing that by ac ೦ ng in this manner from the inside out, we will be fairer and be ೦ er able to comprehend the diversity of the market in which we operate.

Respect everyone's freedom of choice; Value customer, supplier and employee diversity; Work collabora ೦ vely, encouraging diversity of ideas and construc ೦ ve dialogue . Build diverse teams in all its essence; Serve all customers, both internal and external, without dis ೦ nc ೦ on or prejudice, with a focus on service excellence. Prejudge or subject coworkers, employees, suppliers, and customers to uncomfortable games and situa ೦ ons; Promote, disseminate, or share defamatory statements, insults, or personal oﬀenses in the workplace or on social media; Insinuate that accomplishments and professional advancement were due to personal physical characteris ೦ cs and a ೦ ributes; Censor or suppress coworkers', employees', suppliers', and customers' free expression of thought; Bind your own opinion to Getnet and/or the Santander Group. Examples of expected conduct: Examples of unacceptable conduct: Allow diﬀerences in culture, origin, physical and mental abili ೦ es, ideas, color, ethnicity, religion, sexual orienta ೦ on, socioeconomic status, gender, or educa ೦ on to limit professional development;

Expected conduct. Consider the following scenario: Two colleagues discuss the excessive comments made in their department. I'VE NOTICED THAT YOU ARE ANNOYED BY YOUR COWORKERS' EXCESSIVE COMMENTS ABOUT YOUR SEXUAL ORIENTATION. I REALLY DO FEEL UNCOMFORTABLE, BUT I DON'T KNOW HOW TO ACT. I DON'T WANT TO CAUSE CONFLICT. DO YOU FEEL THERE IS AN OPENING TO APPROACH YOUR MANAGER ABOUT THIS DISCOMFORT? I THINK THIS IS A GOOD IDEA. MAYBE HE CAN HELP ME COME UP WITH A WAY TO ADDRESS THE ISSUE WITH MY COWORKERS. COOL. IF THAT DOESN'T WORK YOU CAN ALSO SEEK HELP FROM HR OR THE WHISTLEBLOWING CHANNEL.

Inappropriate conduct. Consider the following scenario: The manager requests a selec ೦ on process based on "pre - deﬁned" criteria. HI. DON'T FORGET TO SELECT ONLY PEOPLE WHO MEET THE CRITERIA I RECOMMENDED FOR THE GROUP INTERVIEW. BUT THE CRITERIA YOU'VE SET, SUCH AS SEX, AGE, AND MARITAL STATUS, HAVE NO IMPACT ON THE JOB. IT'S JUST THAT I'M MORE ATTUNED TO PEOPLE WHO FIT THIS PROFILE. I'M SORRY, BUT WE NEED TO RECRUIT PEOPLE WHO MEET THE COMPANY'S JOB AND CULTURAL PROFILE, REGARDLESS OF THESE CRITERIA YOU'VE MENTIONED.

Respect Respect is one of the most cri ೦ cal values for healthy interpersonal rela ೦ onships. Respect implies allowing others to express their opinions without discrimina ೦ on. We have the right to disagree with what others believe or say. We also have the right to defend our thoughts, but there are proper ways to do so. It is a value that enables us to acknowledge, accept, and appreciate the quali ೦ es and rights of others. It is trea ೦ ng colleagues, customers, and partners in the same way that we would like to be treated.

Examples of expected conduct:

01 Treat all coworkers, customers, suppliers and service providers with respect;

02 Recognize, promote, and compensate based on meritocracy;

03 Promptly answer or return calls from customers and coworkers as soon as possible;

04 Respect appointment schedules for meetings, training, events, and customer visits;

05 Comply with agreed-upon deadlines, such as those for completing projects and responding to e-mail requests;

Examples of unacceptable conduct:

01 Speak aggressively, curse, or use offensive language that may harm relationships and embarrass others in the workplace;

02 Harass an employee or take advantage of one's position within the company, thereby creating an uncomfortable work environment;

03 Allow friendships to get in the way of relationships and job performance;

04 Use nicknames or tell jokes that could make coworkers or customers uncomfortable;

05 Create and spread rumors in the workplace or on social media, disrespecting customers, suppliers, employees, and Getnet itself;

06 Behave inappropriately at corporate parties, travels and events.

Expected conduct. Consider the following scenario: Employees on ೦ me for a mee ೦ ng. I THINK WE'LL HAVE TO RESCHEDULE OUR 2:00 PM MEETING BECAUSE IT'S 2:10 PM ALREADY AND YOU'RE THE ONLY ONE WHO HAS ARRIVED SO FAR. I AGREE BECAUSE THE TWO OF US WILL NOT BE ABLE TO ADDRESS ALL TOPICS ON THE AGENDA BY OURSELVES. IT'S A LACK OF RESPECT! WE HAD RESERVED THE ROOM AND TIME ON OUR AGENDA TO MOVE FORWARD ON THE TOPICS AND MEET THE PROJECT'S SCHEDULE, AND EVERYONE HAD CONFIRMED THEIR ATTENDANCE.

I FORGOT TO OBTAIN CLEARANCE FROM MY MANAGER, AND NOW I CAN'T ACCESS THE COMPANY. I NEED TO FINISH A REPORT URGENTLY. REALLY? AND HOW ARE YOU GOING TO GET IN? CAN'T YOU LEND ME YOUR ID CARD? THIS WAY YOU WILL HELP ME AND NO ONE WILL EVER KNOW. I CAN'T HELP YOU WITH THAT BECAUSE BOTH OF US WOULD BE VIOLATING A COMPANY POLICY. YOU MUST CONTACT YOUR MANAGER AND REQUEST THE NECESSARY CLEARANCE. YOU ARE RIGHT . THAT'S WHAT I'M GOING TO DO . c ompa n y's premises. Inappropriate conduct. Consider the following scenario: Employee requests a colleague's ID card to access the

Decisions



How can I determine whether my actions adhere to Getnet's ethical principles?

If I'm unsure how to act in a given situation, I should consider whether my behavior is consistent with Getnet's Code of Ethics. I could be certain that it is, uncertain, or certain that it is not. How to proceed in this case? I must consult the policies available on the Standards Platform and, if I am still unsure, speak with my manager, or with the People, Compliance, Information Security, and GOE areas.

And what should I do if I am aware of something? If I witness or suspect that a coworker, customer, or supplier is violating the Code, I must report it with consistent elements, thereby allowing Getnet to reliably assess the reported facts. I can't turn a blind eye, let alone become complicit in the situation. Getnet protects whistleblowers against any retaliation or negative consequences. That is why I must play my part, act responsibly, and contribute to building an ever - better Getnet. No policy, standard, or committee can ensure ethical behavior on its own. This is our responsibility as individuals, based on coherent attitudes, grounded on facts and reports. We have already seen how important it is to keep an eye on policies and rules defining the criteria for our work to always remain within regulatory boundaries.

Failure to comply with the guidelines established by Getnet in its codes, booklets, policies and procedures will subject the violator to penalties. Internal sanctions include warnings, suspension, or termination for cause, depending on the gravity of the offense. In the case of third parties (suppliers, customers or partners), Getnet may terminate the agreement. In the case of corruption, in addition to the aforementioned sanctions, there is also the possibility of a penalty imposed in an Administrative proceeding, the fine of which is based on the company's revenue and may be extended to directly involved employees, as well as its offi cers and shareholders. S anc tions

Communication and Whistleblowing Channels Secure Contact: 0800 6021450 "GOE" - Special Occurrences Management goe@getnet.com.br www.contatoseguro.com.br Our policies are available on the Regula ೦ ons Pla ೦ orm: Click here to view it. You can access all our distance learning resources on the Getnet Educa ೦ on learning pla ೦ orm, including the Code of Ethics, Informa ೦ on Security and Money Laundering Preven ೦ on! did you kno w ?